As filed with the Securities and Exchange Commission on February 8, 2006
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMART Modular Technologies (WWH), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	20-2509518
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4211 Starboard Drive
Fremont, CA 94538
(510) 623-1231
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SMART Modular Technologies (WWH), Inc. Amended and Restated Stock Incentive Plan
(Full Title of the Plan)

Jack A. Pacheco
Vice President and Chief Financial Officer
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont, CA 94538
(510) 623-1231
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Alan F. Denenberg, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Telephone (650) 752-2000
Fax (650) 752-2111

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
		Offering Price Per	Aggregate Offering	Amount Of
Title Of Each Class of Securities to be Registered	Amount To Be Registered(1)	Share	Price	Registration Fee
Ordinary Shares, par value $0.00016667 per share, to be issued under the Amended and Restated	6,702,350 shares	$1.26 (2)	$ 8,444,961	$904
Stock Incentive Plan	2,744,165 shares	8.65 (3)	23,737,028	2,540
Total	9,446,515 shares		$32,181,989	$3,444

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the plans by reason of any stock dividend, stock split, or other similar transaction.
(2) Calculated in accordance with Rule 457(h) based on a weighted average exercise price per share at which the outstanding options may be exercised.
(3) Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s ordinary shares on February 3, 2006, as reported by the Nasdaq National Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3: Incorporation of Documents by Reference.
     The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:
     (a) The Registrant’s Registration Statement on Form S-1 (File No. 333-129134), as amended, filed under the Securities Act, including the Prospectus dated February 2, 2006, as filed by the Registrant pursuant to Rule 424 on February 3, 2006.
     (b) The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A, filed on February 1, 2006, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     (c) Current Reports on Form 8-K filed by the Registrant on October 19, 2005, October 31, 2005 and January 19, 2006.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4: Description of Securities.
     Not Applicable.
Item 5: Interests of Named Experts and Counsel.
     Not Applicable.
Item 6: Indemnification of Directors and Officers.
     The Registrant is a Cayman Islands exempted company. As such, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of its directors or officers. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision, may be held by the Cayman Islands courts to be contrary to public policy, such as to the provision of indemnification against the consequences of committing a crime or against the indemnified person’s own fraud or dishonesty.
     The articles of association of the Registrant provide that every director, agent or officer of the Registrant shall be indemnified out of the assets of the Registrant against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful neglect or default. No such director, agent or officer shall be liable to the Registrant for any loss or damage in carrying out his functions unless that liability arises through the willful neglect or default of such director, agent or officer.
     The Registrant has also entered into indemnification agreements with its directors and executive officers under which the Registrant agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was an director or officer of the Registrant. Except with respect to expenses to be reimbursed by the Registrant in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, the Registrant’s obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

     In addition, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
     The Shareholders’ Agreement among the Registrant, T3 II SM, LLC, TPG III SM, LLC and TPG IV SM, LLC, Francisco Partners, L.P., Francisco Partners Fund A, L.P. and FP Annual Fund Investors, LLC, Shah Capital Partners, L.P., WestRiver Capital LLC, Patel Family Partners, L.P. and such additional persons as may sign joinder agreements to such agreement, filed as Exhibit 4 to Registration Statement on Form 8-A (File No. 000-51771) provides for indemnification of the parties (other than the Registrant) and certain other persons who sell securities pursuant to the registration rights thereunder in a transaction registered under the Securities Act of 1933, as amended. The Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement in Form S-1 (File No. 333-129134) provides for indemnification of the Registrant and its directors and certain officers by the underwriters of the initial public offering of the Registrant’s ordinary shares. The Registration Rights Agreement filed as Exhibit 4.2 to the Registration Statement on Form S-4 (File No. 333-127442) provides for indemnification of the Registrant and its directors and certain officers by the initial purchasers of the Registrant’s senior secured floating rate notes against certain liabilities related to the offering of the notes.
Item 8: Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Maples and Calder

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Auditors

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1	SMART Modular Technologies (WWH), Inc. Amended and Restated Stock Incentive Plan
Item 9: Undertakings
     (a) The undersigned Registrant hereby undertakes:
           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 — Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act 1933, SMART Modular Technologies (WWH), Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 8, 2006.
     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Iain MacKenzie and Jack A. Pacheco, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Chief Executive Officer,
/s/ Iain MacKenzie	President and Director	February 8, 2006

Iain MacKenzie
(Principal Executive Officer)

Vice President and
/s/ Jack A. Pacheco	Chief Financial Officer	February 8, 2006

Jack A. Pacheco
(Principal Financial and Accounting Officer)

Chairman of the
/s/ Ajay Shah	Board of Directors	February 8, 2006

Ajay Shah

/s/ Dipanjan Deb	Director	February 8, 2006

Dipanjan Deb

/s/ Eugene Frantz	Director	February 8, 2006

Eugene Frantz

/s/ John Marren	Director	February 8, 2006

John Marren

/s/ Chong Sup Park	Director	February 8, 2006

Chong Sup Park

/s/ Mukesh Patel	Director	February 8, 2006

Mukesh Patel

/s/ Ezra Perlman	Director	February 8, 2006

Ezra Perlman

Signature	Title	Date

/s/ Clifton Thomas Weatherford	Director	February 8, 2006

Clifton Thomas Weatherford

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Maples and Calder

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Auditors

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

99.1	SMART Modular Technologies (WWH), Inc. Amended and Restated Stock Incentive Plan